P12000058621

Florida Department of State
Division of Corporations
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H160001807743ABC1

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Division of Corporations
Fax Number : (850)617-6380

From:
Account Name : ADVANCED INCORPORATING SERVICE, INC.
Account Number : I20080000093
Phone : (850)222-2677
Fax Number : (850)575-2724

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2016 JUL 27 AM 9:51 FILED SECRETARY OF STATE DIVISION OF CORPORATIONS

COR AMND/RESTATE/CORRECT OR O/D RESIGN

NORTH AMERICA FRAC SAND, INC.

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RECEIVED 16 JUL 27 AM 6:54

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JUL 28 2016
C LEWIS

FILED
SECRETARY OF STATE
H160001807743 DIVISION

2016 JUL 27 AM 9:51

ARTICLES OF AMENDMENT TO

ARTICLES OF INCORPORATION

OF

North America Frac Sand, Inc.

Document Number P12000058621

The undersigned, being the Chief Executive Officer and Chairman of the Board of Directors of North **America Frac Sand, Inc.,** a Florida corporation, hereby certifies that the following Amendment to the Corporation's Articles of Incorporation has been adopted by the shareholders and the Board of Directors of the Corporation via unanimous written action without a meeting on July 27, 2016 with each director of the Company waiving notice of the meeting.

ARTICLE IV

Capital Stock

A. COMMON STOCK: The aggregate number of shares of common stock (the "Common Stock") authorized to be issued by this Corporation shall be Five Hundred Million (500,000,000), with a par value of $0.00001 per share. Each share of issued and outstanding Common Stock shall entitle the holder thereof to fully participate in all shareholder meetings, to cast one vote on each matter with respect to which shareholders have the right to vote, and to share ratably in all dividends and other distributions declared and paid with respect to the Common Stock, as well as in the net assets of the corporation upon liquidation or dissolution.

B. PREFERRED STOCK: The Corporation is authorized to issue One hundred million (100,000,000) shares of $0.00001 par value preferred stock (the "Preferred Stock"). The Board of Directors is expressly vested with the authority to divide any or all of the Preferred Stock into series in addition to those set forth below and to fix and determine the relative rights and preferences of the shares of each series so established, provided, however, that the rights and preferences of various series may vary only with respect to:

(a) the rate of dividend;
(b) whether the shares maybe called and, if so, the call price and the terms and conditions of call;
(c) the amount payable upon the shares in the event of voluntary and involuntary liquidation;
(d) sinking fund provisions, if any, for the call or redemption of the shares;
(e) the terms and conditions, if any, on which the shares may be converted;
(f) voting rights; and
(g) whether the shares will be cumulative, noncumulative or partially cumulative as to dividends and the dates from which any cumulative dividends are to accumulate.

The Board of Directors shall exercise the foregoing authority by adopting a resolution setting forth the designation of each series and the number of shares therein, and fixing and determining the relative rights and preferences thereof. The Board of Directors may make any change in the designation, terms, limitations and relative rights or preferences of any series in the same manner, so long as no shares of such series are outstanding at such time.

Within the limits and restrictions, if any, stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series, the Board of Directors is authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of such series. In case the number of shares of any series shall be so decreased, the share constituting

FILED
SECRETARY OF STATE
DIVISION OF CORPORATIONS

H16000180774 3

2016 JUL 27 AM 9:51

such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

The aggregate par value of both of which is $6,000.00

C. CERTIFICATE OF DESIGNATION, SERIES A PREFERRED STOCK

1. DESIGNATION. This class of stock of this Corporation shall be named and designated "Series A Preferred Stock". It shall have 10 shares authorized at $0.00001 par value per share.

2. CONVERSION RIGHTS. There shall be no conversion rights associated with this class of stock.

3. ISSUANCE. Shares of Series A Preferred Stock may only be issued in exchange for the full controlling interest held by Management or its designee.

4. VOTING RIGHTS.
a. If at least one share of Series A Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series A Preferred Stock at any given time, regardless of their number, shall have voting rights equal to four times the sum of: i) the total number of shares of Common Stock which are issued and outstanding at the time of voting, plus ii) the total number of shares of Series B Preferred Stocks which are issued and outstanding at the time of voting.

b. Each individual share of Series A Preferred Stock shall have the voting rights equal to:

[four times the sum of: {all shares of Common Stock issued and outstanding at time of voting + all shares of Series B Preferred Stocks issued and outstanding at time of voting}]

divided by:

[the number of shares of Series A Preferred Stock issued and outstanding at the time of voting]

The amendment was adopted by the shareholders and approved by the Board of Directors On July 27, 2016. The number of votes cast for the amendment was sufficient for approval.

In all other aspects the Articles of Incorporation shall remain as they were prior to the amendment being adopted.

Date: July 27, 2016

North America Frac Sand, Inc.

/s/David Alexander
David Alexander
Chief Executive Officer
Chairman of the Board of Directors